Exhibit 99.1

CPI Reports Solid Fourth Quarter and Full Year 2025 Results

Date: March 5, 2026

Fourth Quarter Revenue Increased 22% to a Record $153 Million

Fourth Quarter Net Income Increased 9% to $7 Million; Adjusted EBITDA Increased 34% to $29 Million

Full Year 2025 Revenue $544 Million; Net Income $15 Million; Adjusted EBITDA $97 Million; Operating Cash Flow $60 Million; Free Cash Flow $41 Million

Littleton, Colo. March 5, 2026 -- CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”), a payments technology company providing a comprehensive range of physical and digital payment solutions for U.S. financial institutions, processors, fintechs, prepaid program managers and more, today reported financial results for the quarter and full year ended December 31, 2025, and provided its initial financial outlook for 2026.

CPI’s fourth quarter revenue increased 22% to $153.1 million, driven by the addition of Arroweye and increased sales of contactless cards. Net income in the quarter increased 9% to $7.4 million and Adjusted EBITDA increased 34% to $29.4 million.

For the full year, revenue increased 13% to $543.5 million, driven by Arroweye, contactless cards, and instant issuance solutions. Net income was impacted by acquisition and integration costs and decreased 23% to $15.0 million, while Adjusted EBITDA increased 5% to $96.5 million. The Company generated operating cash flow of $60 million, a 37% increase from $43 million in the prior year, and Free Cash Flow of $41 million, a 21% increase from $34 million in 2024.

“Our teams delivered exceptional fourth quarter performance, leading to solid results in a year defined by significant strategic and operational advancements,” said John Lowe, President and Chief Executive Officer. “In addition to the acquisition and successful integration of Arroweye’s on-demand solutions, we also completed our new state-of-the-art secure card production facility, entered the closed loop prepaid market, and added new digital solutions integrations, expanding our payments ecosystem penetration.”

Through years of investment and development, CPI has evolved to become a key player in the U.S. payments ecosystem, building a proprietary technology platform that enables payment programs to offer their customers the payment options they want, both physically and digitally. The Company’s value proposition is driven by its proprietary technology platform, its marketable base of thousands of deep and broad relationships across the U.S. payments market, and its proven track record of delivering payment solutions that reflect evolving market needs.

Lowe added, “Our proprietary platform and expertise uniquely position CPI to deliver today, tomorrow, and into the future as our markets expand and payment methods continue to evolve. We continue to transform alongside the market, extending our long track record of building deep connections in the payment ecosystem and providing flexible solutions for our customers, enabling them to win with their customers.”

To advance CPI’s strategies and drive long-term growth, the Company has implemented a new operating structure. The new structure consists of three business units, which will also reflect the Company’s financial reporting segments in 2026:

●	Secure Card Solutions, wherein CPI is a leading U.S. provider of debit and credit cards and personalization services, focusing on quality, innovation, and customer service to drive share gains in growing markets. Secure Card Solutions also includes our Arroweye on-demand solutions.
●	Prepaid Solutions, wherein CPI is the leader in U.S. open loop prepaid cards and secure packaging solutions. Prepaid Solutions also includes closed loop and healthcare payment solutions.
●	Integrated Paytech, which includes our relatively stronger growth, higher margin payment solutions that leverage our technology platform and deep connections into the U.S. payments ecosystem. Integrated Paytech includes our Software-as-a-Service-based instant issuance and other digital solutions.

CPI today also provided its initial financial outlook for 2026, which projects high single-digit revenue growth and low-to-mid single-digit Adjusted EBITDA growth. The Adjusted EBITDA outlook reflects significant investments to accelerate market penetration and growth of our Integrated Paytech segment, as well as other technology investments. The Company expects growth from each of its new business segments in 2026, led by the Integrated Paytech segment, where we are targeting greater than 15% revenue growth for the year.

The Company continues to believe long-term growth trends for the U.S. card market remain strong, led by ongoing consumer card growth. Based on figures released by the networks, Visa and Mastercard® U.S. debit and credit cards in circulation increased at a compound annual growth rate of 7.5% for the three-year period ending September 30, 2025.

2025 Strategic, Business, and Capital Highlights

Strategic Highlights

●	On May 6, 2025, CPI acquired Arroweye Solutions, Inc. (“ASI”), a leading provider of on-demand payment card solutions for the U.S. market, for a purchase price of $46 million. A press release providing details of the acquisition can be found on CPI’s investor relations website at https://investor.cpicardgroup.com. In the approximately 8 months following acquisition, ASI delivered $43 million of revenue and $6 million of Adjusted EBITDA, with additional synergies expected to take effect in mid-2026 and beyond.

●	On October 7, 2025, the Company entered into a strategic relationship with Karta (Gift Card Co Pty Ltd), an Australia-based payments technology firm also backed by the Commonwealth Bank of Australia, that included acquisition of a 20% equity interest for total consideration of $10 million. CPI and Karta are teaming to integrate Karta’s SafeToBuy technology with CPI’s prepaid solutions in the U.S. market, with ongoing pilots underway with a large national retailer. A press release providing details of the agreement can be found on CPI’s investor relations website at https://investor.cpicardgroup.com. The Company also retains an option to purchase an additional 31% of Karta.

Business Highlights

●	CPI continues to be the leading provider of Software-as-a-Service-based instant issuance solutions in the U.S., with growth of approximately 20% in 2025, and installations across more than 2,500 financial institutions. This business generates strong recurring revenue streams due to high customer retention rates and a unique value proposition in the market. The Company recently signed a new referral agreement with a large national processor resulting in CPI being a preferred partner with preferential access to more than 450 additional financial institutions over the next several years.
●	CPI continues to advance its market and product expansion strategies, including healthcare payment solutions, digital offerings such as push provisioning capabilities for mobile wallets and payment card fraud solutions, and closed loop prepaid solutions.

Capital Highlights

●	On July 15, 2025, CPI exercised the optional redemption feature on its 10% Senior Notes due 2029 and retired $20 million of principal at a redemption price of 103% of par, plus accrued interest. Following the retirement, the Company had $265 million of Senior Notes outstanding.
●	The Company’s major investments in 2025 included the acquisition of Arroweye for $45.8 million, the $10 million equity investment in Karta ($2.5 million upfront cash), and the completion of a new secure card production facility in Indiana.
●	The Company ended 2025 with a Net Leverage Ratio of 3.1x.

Fourth Quarter 2025 Financial Highlights

Revenue increased 22% to $153.1 million in the fourth quarter of 2025, compared to the prior year period.

●	Debit and Credit segment revenue increased 40% to $128.9 million, driven by the addition of Arroweye, which contributed $18 million of revenue in the quarter, and increased sales of contactless cards. Sales of instant issuance solutions and other personalization services also increased in the quarter.

●	Prepaid Debit segment revenue decreased 27% to $24.4 million, primarily due to comparisons with strong sales of higher-value packaging solutions in the prior year period.

Gross profit increased 13% to $48.3 million and gross profit margin of 31.5% decreased from 34.1% in the prior year, as benefits from increased sales were offset by increased production costs, including the impact of higher depreciation expense and tariffs, and unfavorable sales mix.

Net income increased 9% to $7.4 million, or $0.62 diluted earnings per share, primarily due to sales growth, partially offset by Arroweye integration costs. Adjusted EBITDA increased 34% to $29.4 million, driven by sales growth and operating leverage.

Full Year 2025 Financial Highlights

Revenue increased 13% year-over-year to $543.5 million in 2025, or 15% excluding the impact of an accounting change implemented in the second quarter related to revenue recognition timing for work-in-process orders.

●	Debit and Credit segment revenue increased 20% to $451.5 million, driven by the addition of Arroweye, which contributed $43 million of revenue for the year, and increased sales of contactless cards, including metal cards, and instant issuance solutions.
●	Prepaid Debit segment revenue decreased 12% to $93.6 million, or decreased 3% excluding the accounting change, due to comparisons with strong sales of higher-value packaging solutions to existing customers in the prior year.

Gross profit decreased 1% to $170.1 million and gross profit margin of 31.3% decreased from 35.6% in the prior year, as benefits of operating leverage from increased sales were offset by impacts from increased production costs, including the impact of tariffs and higher depreciation expense, and unfavorable sales mix.

Net income decreased 23% to $15.0 million, or $1.25 diluted earnings per share, impacted by Arroweye acquisition and integration costs and a higher tax rate, partially offset by lower debt retirement costs. Adjusted EBITDA increased 5% to $96.5 million, as benefits from increased sales were partially offset by the impact of unfavorable sales mix and tariff expenses.

Balance Sheet, Liquidity and Cash Flow

The Company generated cash from operating activities of $59.5 million in 2025, which compared to $43.3 million in the prior year period; and Free Cash Flow of $41.3 million, which compared to $34.1 million in the prior year. The increase in Free Cash Flow was primarily driven by strong working capital management, partially offset by an $8.9 million increase in capital expenditures, including spending related to the new Indiana secure card production facility.

As of December 31, 2025, the Company had $21.7 million of cash and cash equivalents, $265 million of 10% Senior Secured Notes due 2029, and $25 million of borrowings from its ABL revolving credit facility outstanding.

The Company’s capital structure and allocation priorities are focused on investing in the business, including strategic acquisitions; deleveraging the balance sheet; and returning funds to stockholders.

Outlook for 2026

The Company anticipates growth across its portfolio in 2026. The initial financial outlook for the year projects:

●	Revenue: high single-digit growth
●	Adjusted EBITDA: low-to-mid single-digit
●	Free Cash Flow conversion similar to 2025 levels
●	Year-end Net Leverage Ratio between 2.5x and 3.0x

The Adjusted EBITDA outlook assumes benefits from sales growth and cost savings activities are partially offset by incremental operating expense, including approximately $4 million of costs related to accelerating Integrated Paytech growth and market penetration and other technology investments. The outlook also reflects approximately $6 million of tariff expenses.

Conference Call and Webcast

CPI Card Group Inc. will hold a conference call on March 5, 2026 at 9:00 a.m. Eastern Time to review its fourth quarter results. To participate in the Company's conference call via telephone or online:

U.S. dial-in number (toll-free): 888-330-3573

International: 646-960-0677

Conference ID: 8062733

Webcast Link:  CPI Q4 Webcast or at https://investor.cpicardgroup.com

Participants are advised to login for the webcast 10 minutes prior to the scheduled start time.

A replay of the conference call will be available until March 12, 2026 at:

U.S. and Canada (toll-free): 800-770-2030

International: 609-800-9909

Canada: 647-362-9199

Conference ID: 8062733

A webcast replay of the conference call will also be available on CPI Card Group Inc.’s Investor Relations website: https://investor.cpicardgroup.com

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided the following non-GAAP financial measures in this release: Revenue excluding the Impact of an Accounting Change, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, LTM Adjusted EBITDA and Net Leverage Ratio. These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis between fiscal periods and serve as a basis for certain Company compensation programs. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies. Investors are encouraged to review the reconciliation of these historical non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit E and Exhibit F to this press release.

Revenue excluding the Impact of an Accounting Change

Revenue excluding the Impact of an Accounting Change has been presented in Exhibit F and defined as revenue excluding the impact from an accounting change implemented in the second quarter of 2025 resulting from the Company moving from over-time revenue recognition for certain WIP orders to point-in-time recognition (revenue booked when shipped). This adjustment reflects WIP orders that were recognized at the end of the first quarter of 2025 as if such orders were consistently recognized using point-in-time recognition during the second quarter of 2025 for the results for the second quarter of 2025 and reflects WIP orders that were recognized at December 31, 2024 as if such orders were consistently recognized using point-in-time recognition during the year to date period presented for 2025.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and LTM Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA (which represents earnings before interest, taxes, depreciation and amortization) adjusted for litigation; stock-based compensation expense; restructuring and other charges, including executive retention and severance and acquisition-related costs; costs related to production facility modernization efforts; loss on debt extinguishment; gross profit related to the impact from the accounting change related to revenue described above; and other items that are unusual in nature, infrequently occurring or not considered part of our core operations, as set forth in the reconciliation in Exhibit E. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, unusual or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) the impact of earnings or charges resulting from matters that we and the lender under our credit agreement may not consider indicative of our ongoing operations; or (g) the impact of any discontinued operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-operating, unusual or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses represent the reduction of cash that could be used for other purposes. Adjusted EBITDA margin as shown in Exhibit E is computed as Adjusted EBITDA divided by total revenue.

We define LTM Adjusted EBITDA as Adjusted EBITDA (defined previously) for the last twelve months. LTM Adjusted EBITDA is used in the computation of Net Leverage Ratio, and is reconciled in Exhibit E.

Free Cash Flow

We define Free Cash Flow as cash flow provided by (used in) operating activities less capital expenditures. We use this metric in analyzing our ability to service and repay our debt. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to make principal payments on outstanding debt and financing lease liabilities. Free Cash Flow should not be considered in isolation, or as a substitute for, cash (used in) provided by operating activities or any other measures of liquidity derived in accordance with GAAP.

Net Leverage Ratio

Management and various investors use the ratio of debt principal outstanding, plus finance lease obligations, less cash, divided by LTM Adjusted EBITDA, or “Net Leverage Ratio”, as a measure of our financial strength when making key investment decisions and evaluating us against peers.

Financial Expectations for 2026

We have provided Adjusted EBITDA expectations for 2026 on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled or cannot be reliably predicted because they are not part of the Company’s routine activities, any of which could be significant.

About CPI

CPI is a payments technology company that is integral to the payments ecosystem. CPI’s connections, people, and solutions enable payments for a broad and expanding customer base including thousands of U.S. financial institutions, processors, fintechs, prepaid program managers and more, and these customers count on us to deliver what's next.

We continue to transform alongside the market, and for decades have invested in building deep connections and flexible solutions for our customers. Our proprietary platform and expertise uniquely position CPI to deliver today, tomorrow, and into the future as the market expands and payment methods evolve. Learn more at www.cpicardgroup.com.

Forward-Looking Statements

Certain statements and information in this release (as well as information included in other written or oral statements we make from time to time) may contain or constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “affirm,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “continue,” “committed,” “attempt,” “aim,” “target,” “objective,” “guides,” “seek,” “focus,” “provides guidance,” “provides outlook” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements, including statements about our strategic initiatives and market opportunities, including our financial outlook for 2026, the impact of our investments in Arroweye and other solutions, and our qualitative color on our business in 2026 and beyond; are based on our current expectations and beliefs concerning future developments and their potential effect on us and other information currently available. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated.

These risks and uncertainties include, but are not limited to: (i) risks relating to our business and industry, such as a deterioration in general economic conditions, including due to inflationary conditions, resulting in reduced consumer confidence and business spending, and a decline in consumer credit worthiness impacting demand for our products; the unpredictability of our operating results, including an inability to anticipate changes in customer inventory management practices and its impact on our business; our failure to retain our existing key customers or identify and attract new customers; the highly competitive, saturated and consolidated nature of our marketplace; our inability to develop, introduce and commercialize new products and related services, including due to our inability to undertake research and development activities; new and developing technologies that make our existing technology solutions and products obsolete or less relevant or our failure to introduce new products and related services in a timely manner or at all; system security risks, data protection breaches and cyber-attacks; the usage, or lack thereof, of artificial intelligence technologies; disruptions, delays or other failures in our supply chain, including as a result of inflationary pressures, single-source suppliers, failure or inability of suppliers to comply with our code of conduct or contractual requirements, trade restrictions, tariffs, foreign conflicts or political unrest in countries in which our suppliers operate, and our inability to pass related costs on to our customers or difficulty meeting customers’ delivery expectations due to extended lead times; changes in U.S. and global trade policy and the impact of tariffs on our business and results of operations; interruptions in our operations, including our information technology systems, or in the operations of the third parties that operate computing infrastructure on which we rely; defects in our software and computing systems; disruptions in production at one or more of our facilities due to weather conditions, climate change, political instability, or social unrest; problems in production quality, materials and process and costs relating to product defects and any related product liability and/or warranty claims and damage to our reputation; our inability to recruit, retain and develop qualified personnel, including key personnel, and implement effective succession processes; our substantial indebtedness, including the restrictive terms of our indebtedness and covenants of future agreements governing indebtedness and the resulting restraints on our ability to pursue our business strategies; our inability to make debt service payments or refinance such indebtedness; our inability to successfully execute on, integrate, or achieve the anticipated benefits of acquisitions, including the acquisition of Arroweye Solutions, Inc. (“Arroweye”), or execute on divestitures, strategic relationships, or investments; our status as an accelerated filer and complying with the Sarbanes-Oxley Act of 2002 and the costs associated with such compliance and implementation of procedures thereunder; our failure to maintain effective internal control over financial reporting and risks relating to investor confidence in our financial reporting; environmental, social and governance (“ESG”) preferences and demands of various stakeholders and the related impact on our ability to access capital, produce our products in conformity with stakeholder preferences, comply with stakeholder demands and comply with any related legal or regulatory requirements or restrictions; negative perceptions of our products due to the impact of our products and production processes on the environment and other ESG-related risks; damage to our reputation or brand image; our inability to adequately protect our trade secrets and intellectual property rights from misappropriation, infringement claims brought against us and risks related to open source software; our inability to renew licenses with key technology licensors; our limited ability to raise capital, which may lead to delays in innovation or the abandonment of our strategic initiatives; costs and impacts related to additional tax collection efforts by states, unclaimed property laws, or future increases in U.S. federal or state income taxes, resulting in additional expenses which we may be unable to pass along to our customers; our inability to realize the full value of our long-lived assets; costs and potential liabilities associated with compliance or failure to comply with laws and regulations, customer contractual requirements and evolving industry standards regarding consumer privacy and data use and security; our failure to operate our business in accordance with the Payment Card Industry Security Standards Council security standards or other industry standards; the effects of ongoing foreign conflicts on the global economy; adverse conditions in the banking system and financial markets, including the failure of banks and financial institutions; our failure to comply with environmental, health and safety laws and regulations that apply to our products and the raw materials we use in our production processes; (ii) risks relating to ownership of our common stock, such as those associated with concentrated ownership of our stock by our significant stockholders and potential conflicts of interests with other stockholders; the impact of concentrated ownership of our common stock and the sale or perceived sale of a substantial amount of common stock on the trading volume and market price of our common stock; potential conflicts of interest that may arise due to our Board of Directors being comprised in part of directors who are principals of or were nominated by our significant stockholders; the influence of securities analysts over the trading market for and price of our common stock, particularly due to the lack of substantial research coverage of our common stock; the impact of stockholder activism or actual or threatened securities litigation on the trading price and volatility of our common stock; certain provisions of our organizational documents and other contractual provisions that may delay or prevent a change in control and make it difficult for stockholders other than our significant stockholders to change the composition of our Board of Directors; and (iii) general risks, such as relating to our ability to comply with a wide variety of complex evolving laws and regulations and the exposure to liability for any failure to comply; the effect of legal and regulatory proceedings and the adequacy of our insurance policies; and other risks that are described in Part I, Item 1A, Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 5, 2026, and our other reports filed from time to time with the Securities and Exchange Commission (the “SEC”).

We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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For more information:

CPI encourages investors to use its investor relations website as a way of easily finding information about the Company. CPI promptly makes available on this website the reports that the Company files or furnishes with the SEC, corporate governance information and press releases.

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com

CPI Card Group Inc. Earnings Release Supplemental Financial Information

Exhibit A	Condensed Consolidated Statements of Operations and Comprehensive Income - Unaudited for the three months and full years ended December 31, 2025 and 2024

Exhibit B	Condensed Consolidated Balance Sheets – Unaudited as of December 31, 2025 and 2024

Exhibit C	Condensed Consolidated Statements of Cash Flows – Unaudited for the full years ended December 31, 2025 and 2024

Exhibit D	Segment Summary Information – Unaudited for the three months and full years ended December 31, 2025 and 2024

Exhibit E	Supplemental GAAP to Non-GAAP Reconciliations – Unaudited for the three months and full years ended December 31, 2025 and 2024

Exhibit F	Supplemental GAAP to Non-GAAP Reconciliations – Unaudited for the three months and full years ended December 31, 2025 and 2024

				EXHIBIT A
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Revenue	$153,054	$125,096	$543,534	$480,601
Cost of goods sold	104,767	82,481	373,438	309,382
Gross profit	48,287	42,615	170,096	171,219
Selling, general and administrative expenses	29,991	26,675	115,255	108,427
Income from operations	18,296	15,940	54,841	62,792
Other expense, net:
Interest, net	(7,966)	(7,674)	(32,466)	(34,087)
Loss on debt extinguishment	—	—	(287)	(2,987)
Other expense, net	(111)	(14)	(348)	(691)
Total other expense, net	(8,077)	(7,688)	(33,101)	(37,765)
Income before income taxes and equity in losses of unconsolidated affiliates	10,219	8,252	21,740	25,027
Income tax expense	(2,735)	(1,480)	(6,656)	(5,506)
Equity in losses of unconsolidated affiliates	(134)	—	(134)	—
Net income	$7,350	$6,772	$14,950	$19,521

Basic and diluted earnings per share:
Basic earnings per share	$0.64	$0.61	$1.32	$1.75
Diluted earnings per share	$0.62	$0.57	$1.25	$1.64

Basic weighted-average shares outstanding	11,411,970	11,186,797	11,327,232	11,152,648
Diluted weighted-average shares outstanding	11,829,422	11,926,466	11,921,875	11,878,076

Comprehensive income:
Net income	$7,350	$6,772	$14,950	$19,521
Total comprehensive income	$7,350	$6,772	$14,950	$19,521

		EXHIBIT B
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$21,700	$33,544
Accounts receivable, net	95,436	85,491
Inventories, net	72,243	72,660
Prepaid expenses and other current assets	15,565	11,347
Total current assets	204,944	203,042
Plant, equipment, leasehold improvements and operating lease right-of-use assets, net	108,433	68,648
Intangible assets, net	18,544	10,492
Goodwill	48,764	47,150
Other assets	22,506	20,325
Total assets	$403,191	$349,657
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$27,802	$16,123
Accrued expenses	52,379	57,979
Deferred revenue and customer deposits	3,916	1,485
Total current liabilities	84,097	75,587
Long-term debt	286,668	280,405
Deferred income taxes	2,251	3,318
Other long-term liabilities	47,508	25,968
Total liabilities	420,524	385,278

Commitments and contingencies

Stockholders’ deficit:
Series A Preferred Stock; $0.001 par value—100,000 shares authorized; 0 shares issued and outstanding at December 31, 2025 and 2024	—	—
Common stock; $0.001 par value—100,000,000 shares authorized; 11,456,061 and 11,240,507 shares issued and outstanding at December 31, 2025 and 2024, respectively	11	11
Capital deficit	(102,091)	(105,429)
Accumulated earnings	84,747	69,797
Total stockholders’ deficit	(17,333)	(35,621)
Total liabilities and stockholders’ deficit	$403,191	$349,657

		EXHIBIT C
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended December 31,
	2025	2024
Operating activities
Net income	$14,950	$19,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	18,113	12,790
Amortization expense	4,348	3,630
Stock-based compensation expense	6,963	8,545
Amortization of debt issuance costs	1,311	1,536
Loss on early extinguishment of debt	887	8,763
Deferred income taxes and other, net	5,617	(3,935)
Changes in operating assets and liabilities:
Accounts receivable, net	(686)	(11,786)
Inventories	3,608	(1,990)
Prepaid expenses and other assets	9,722	(19,665)
Income taxes, net	(3,024)	985
Accounts payable	7,512	2,762
Accrued expenses and other liabilities	(12,248)	21,512
Deferred revenue and customer deposits	2,431	645
Cash provided by operating activities	59,504	43,313
Investing activities
Capital expenditures for plant, equipment and leasehold improvements, net	(18,176)	(9,257)
Cash paid for acquisition, net of cash acquired	(44,197)	—
Cash paid for purchase of equity method investment	(2,819)	—
Other	63	36
Cash used in investing activities	(65,129)	(9,221)
Financing activities
Proceeds from borrowings on debt	67,000	285,000
Payments on debt	(62,000)	(267,897)
Payments on finance lease obligations	(8,372)	(5,221)
Common stock repurchased	—	(8,678)
Debt issuance costs	(264)	(6,583)
Payment for debt early redemption premium	(600)	(5,776)
Taxes withheld and paid on stock-based compensation awards	(1,983)	(3,806)
Cash used in financing activities	(6,219)	(12,961)
Net (decrease) increase in cash and cash equivalents	(11,844)	21,131
Cash and cash equivalents, beginning of period	33,544	12,413
Cash and cash equivalents, end of period	$21,700	$33,544
Supplemental disclosures of cash flow information
Interest paid	$32,360	$26,319
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$12,122	$1,292
Financing leases	$15,896	$9,929
Accounts payable and accrued expenses for capital expenditures for plant, equipment and leasehold improvements	$1,992	$662
Non-cash equity method investment	$7,500	$—
Non-cash equity in losses of unconsolidated affiliates	$(134)	$—

EXHIBIT D
CPI Card Group Inc. and Subsidiaries
Segment Summary Information
For the Three Months and Year Ended December 31, 2025 and 2024
(dollars in thousands)
(Unaudited)

Revenue
	Three Months Ended December 31,
	2025	2024	$ Change	% Change
Revenue by segment:
Debit and Credit	$128,926	$91,913	$37,013	40.3%
Prepaid Debit	24,355	33,355	(9,000)	(27.0)%
Eliminations	(227)	(172)	(55)	* %
Total	$153,054	$125,096	$27,958	22.3%

	Year Ended December 31,
	2025	2024	$ Change	% Change
Revenue by segment:
Debit and Credit	$451,475	$375,261	$76,214	20.3%
Prepaid Debit	93,625	106,541	(12,916)	(12.1)%
Eliminations	(1,566)	(1,201)	(365)	* %
Total	$543,534	$480,601	$62,933	13.1%

Gross Profit
	Three Months Ended December 31,
	2025	% of Net Sales	2024	% of Net Sales	$ Change	% Change
Gross profit by segment:
Debit and Credit	$38,307	29.7%	$26,305	28.6%	$12,002	45.6%
Prepaid Debit	9,980	41.0%	16,310	48.9%	(6,330)	(38.8)%
Total	$48,287	31.5%	$42,615	34.1%	$5,672	13.3%

	Year Ended December 31,
	2025	% of Net Sales	2024	% of Net Sales	$ Change	% Change
Gross profit by segment:
Debit and Credit	$138,154	30.6%	$128,095	34.1%	$10,059	7.9%
Prepaid Debit	31,942	34.1%	43,124	40.5%	(11,182)	(25.9)%
Total	$170,096	31.3%	$171,219	35.6%	$(1,123)	(0.7)%

Income from Operations
	Three Months Ended December 31,
	2025	% of Net Sales	2024	% of Net Sales	$ Change	% Change
Income (loss) from operations by segment:
Debit and Credit	$25,397	19.7%	$17,678	19.2%	$7,719	43.7%
Prepaid Debit	8,646	35.5%	14,436	43.3%	(5,790)	(40.1)%
Other	(15,747)	* %	(16,174)	* %	427	(2.6)%
Total	$18,296	12.0%	$15,940	12.7%	$2,356	14.8%

	Year Ended December 31,
	2025	% of Net Sales	2024	% of Net Sales	$ Change	% Change
Income (loss) from operations by segment:
Debit and Credit	$91,430	20.3%	$92,856	24.7%	$(1,426)	(1.5)%
Prepaid Debit	26,699	28.5%	37,201	34.9%	(10,502)	(28.2)%
Other	(63,288)	* %	(67,265)	* %	3,977	(5.9)%
Total	$54,841	10.1%	$62,792	13.1%	$(7,951)	(12.7)%

EBITDA
	Three Months Ended December 31,
	2025	% of Net Sales	2024	% of Net Sales	$ Change	% Change
EBITDA by segment:
Debit and Credit	$29,684	23.0%	$19,897	21.6%	$9,787	49.2%
Prepaid Debit	9,829	40.4%	15,498	46.5%	(5,669)	(36.6)%
Other	(14,878)	* %	(15,267)	* %	389	(2.5)%
Total	$24,635	16.1%	$20,128	16.1%	$4,507	22.4%

	Year Ended December 31,
	2025	% of Net Sales	2024	% of Net Sales	$ Change	% Change
EBITDA by segment:
Debit and Credit	$105,351	23.3%	$101,628	27.1%	$3,723	3.7%
Prepaid Debit	31,263	33.4%	41,087	38.6%	(9,824)	(23.9)%
Other	(60,081)	* %	(67,181)	* %	7,100	(10.6)%
Total	$76,533	14.1%	$75,534	15.7%	$999	1.3%

Reconciliation of Income (Loss) from
Operations by Segment to EBITDA by Segment

	Three Months Ended December 31, 2025
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$25,397	$8,646	$(15,747)	$18,296
Depreciation and amortization	4,396	1,316	872	6,584
Other income (expenses)	(109)	(133)	(3)	(245)
EBITDA	$29,684	$9,829	$(14,878)	$24,635

	Three Months Ended December 31, 2024
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$17,678	$14,436	$(16,174)	$15,940
Depreciation and amortization	2,269	1,069	864	4,202
Other income (expenses)	(50)	(7)	43	(14)
EBITDA	$19,897	$15,498	$(15,267)	$20,128

	Year Ended December 31, 2025
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$91,430	$26,699	$(63,288)	$54,841
Depreciation and amortization	14,308	4,692	3,461	22,461
Other income (expenses)	(387)	(128)	(254)	(769)
EBITDA	$105,351	$31,263	$(60,081)	$76,533

	Year Ended December 31, 2024
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$92,856	$37,201	$(67,265)	$62,792
Depreciation and amortization	8,854	3,896	3,670	16,420
Other income (expenses)	(82)	(10)	(3,586)	(3,678)
EBITDA	$101,628	$41,087	$(67,181)	$75,534

* Calculation not meaningful

				EXHIBIT E
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
EBITDA and Adjusted EBITDA:
Net income	$7,350	$6,772	$14,950	$19,521
Interest, net (1)	7,966	7,674	32,466	34,087
Income tax expense	2,735	1,480	6,656	5,506
Depreciation and amortization	6,584	4,202	22,461	16,420
EBITDA	$24,635	$20,128	$76,533	$75,534

Adjustments to EBITDA:
Stock-based compensation expense	$2,426	$1,609	$6,963	$8,545
Acquisition and integration costs (2)	1,844	—	5,954	—
Restructuring and other charges (3)	399	171	3,716	4,810
Loss on debt extinguishment (4)	—	—	287	2,987
Change in revenue recognition (5)	—	—	2,929	—
Equity in losses of unconsolidated affiliates (6)	134	—	134	—
Subtotal of adjustments to EBITDA	$4,803	$1,780	$19,983	$16,342
Adjusted EBITDA	$29,438	$21,908	$96,516	$91,876
Net income margin (% of Revenue)	4.8%	5.4%	2.8%	4.1%
Net income growth (% Change 2025 vs. 2024)	8.5%		(23.4)%
Adjusted EBITDA margin (% of Revenue)	19.2%	17.5%	17.8%	19.1%
Adjusted EBITDA growth (% Change 2025 vs. 2024)	34.4%		5.1%

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Free Cash Flow:
Cash provided by operating activities	$39,593	$26,661	$59,504	$43,313
Capital expenditures for plant, equipment and leasehold improvements, net	(4,399)	(5,058)	(18,176)	(9,257)
Free Cash Flow	$35,194	$21,603	$41,328	$34,056

(1)	The 2024 balance includes the payment of an early redemption premium of $5.8 million related to the redemption of the 8.625% Senior Secured Notes due 2026.
(2)	Balance represents acquisition and integration costs related to the Arroweye acquisition that occurred on May 6, 2025.
(3)	Balance includes expenses related to executive retention and severance, as well as production facility modernization efforts.
(4)	In July 2024, the Company redeemed the entire principal balance of $267.9 million of the 8.625% Senior Secured Notes due 2026 and also repaid in full and terminated a prior Credit Agreement with Wells Fargo Bank, N.A. entered into in March 2021, and expensed the remaining unamortized deferred financing costs. Additionally, the Company redeemed a portion of the 8.625% Senior Secured Notes due 2026 in 2023 and expensed the associated portion of the unamortized deferred financing costs.
(5)	In the second quarter of 2025, the Company reassessed certain aspects of its revenue recognition accounting under ASC 606 and prospectively began recognizing revenue for certain contracts at a point-in-time rather than over-time.
(6)	On October 7, 2025, the Company entered into a strategic relationship with and acquired a 20% equity interest in Karta (Gift Card Co Pty Ltd), an Australia-based payments technology firm also backed by the Commonwealth Bank of Australia. This balance represents the Company’s equity in Karta’s net losses for the quarter ended December 31, 2025.

	As of
	December 31,
	2025	2024
Calculation of Net Leverage Ratio:
Senior Notes	$265,000	$285,000
ABL Revolver	25,000	—
Finance lease obligations	31,058	22,801
Total debt	321,058	307,801
Less: Cash and cash equivalents	(21,700)	(33,544)
Total net debt (a)	$299,358	$274,257
LTM Adjusted EBITDA (b) *	$96,516	$91,876
Net Leverage Ratio (a)/(b)	3.1	3.0

* The LTM Adjusted EBITDA above reflects Adjusted EBITDA for the years ended December 31, 2025 and 2024.

EXHIBIT F
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024
	As Reported	Impacts from Change in Revenue Recognition	As Adjusted	As Reported	Impacts from Change in Revenue Recognition	As Adjusted
Consolidated CPI
Revenue (1)	$153,054	$—	$153,054	$125,096	$910	$126,006
Revenue growth (% Change 2025 vs. 2024)	22.3%		21.5%

Debit and Credit
Revenue	$128,926	$—	$128,926	$91,913	$1,222	$93,135
Revenue growth (% Change 2025 vs. 2024)	40.3%		38.4%

Prepaid Debit
Revenue	$24,355	$—	$24,355	$33,355	$(312)	$33,043
Revenue growth (% Change 2025 vs. 2024)	(27.0)%		(26.3)%

	Year Ended December 31, 2025			Year Ended December 31, 2024
	As Reported	Impacts from Change in Revenue Recognition	As Adjusted	As Reported	Impacts from Change in Revenue Recognition	As Adjusted
Consolidated CPI
Revenue (1)	$543,534	$7,427	$550,961	$480,601	$(2,608)	$477,993
Revenue growth (% Change 2025 vs. 2024)	13.1%		15.3%

Debit and Credit
Revenue	$451,475	$2,059	$453,534	$375,261	$1,592	$376,853
Revenue growth (% Change 2025 vs. 2024)	20.3%		20.3%

Prepaid Debit
Revenue	$93,625	$5,368	$98,993	$106,541	$(4,200)	$102,341
Revenue growth (% Change 2025 vs. 2024)	(12.1)%		(3.3)%

(1)	For the three months ended December 31, 2025 and 2024, consolidated revenue include $227 and $172 of intersegment eliminations, respectively. For the years ended December 31, 2025 and 2024, consolidated revenue include $1,566 and $1,201 of intersegment eliminations, respectively.